EXHIBIT 99.3

Stock Option Plan – AC Immune

Plan A

Octroi du 31.12.2004

INCENTIVE STOCK OPTION PLAN 2003/2004 OF

AC IMMUNE – SUMMARY OF OPTION TERMS

Grant Date	December 31, 2004
Duration of options	10.5 years from grant
Lock–up	4 years from grant. Options may not be exercised for 4 years after the date of grant.
Strike Price	CHF 232.965 (equivalent of EUR 150)
Stock splits	In case of stock splits, the number of options as well as their strike price are adjusted accordingly.
Restrictions	To exercise, beneficiaries must adhere to existing shareholders agreement. Options are personal, not transferable.
Cancellation Right	Cancellation right by the Company in case of a Majority Transfer in exchange of market value of option.

STOCK OPTION PLAN REGULATION 2003/2004

of AC Immunne Ltd

("the Company")

I.	PURPOSE, ADMINISTRATION, ELIGIBILITY

A.	Purpose of the Plan

This Stock Option Plan Regulation lays out the details for the options which are granted to promote the interests of the Company by providing eligible with the opportunity to acquire a proprietary interest in the Company as an incentive for them to remain in the service of the Company.

B.	Definitions

The terms herein shall have the following meaning:

Board shall mean the Company's Board of Directors.

Cause shall mean a termination for cause in the sense of article 337 para 1 CO.

Common Stock shall mean all voting shares of CHF 5.- each of the Company.

Company shall mean AC Immune Ltd, a Swiss corporation.

Employee shall mean an individual who is in a employment relationship of the Company (or any Affiliate or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. Consultants shall be treated as Employees for the purpose of this plan.

Exercise Date shall mean the date on which the Company shall have received written notice of the option exercise.

Expiration Date shall mean the date indicated in the Grant Notice.

Fair Market Value on any relevant date shall be determined in accordance with the following provisions:

(i)	If the Common Stock is at the time traded on a public market, then the Fair Market Value of the Option shall be calculated on the basis of the closing selling price per share of Common Stock on the date in question, as such price is reported by the market organisation's official reporting system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)	If the Common Stock is at the time neither listed on any Stock Exchange nor traded in any other manner, then the Fair Market Value of the option shall be determined by the Plan Administrator based on the comparable transactions, i.e. transfers between unrelated parties in an arm's length transaction (e.g. upon capital increase, sale of Shares) within the last six months or, if such transfer has not occurred within the last six months based on consideration of the main criteria for the development of the Company (to be defined by the board) and earlier tractions between unrelated parties at arm's length.

Grant Date shall mean the date on which the Option was granted.

Grant Notice shall mean the document on which the Company offers the Optionee a specified number of Options.

Lock up period shall mean the period indicated in the Grant Notice during which the option may not be exercised.

Optionee shall mean any person to whom an option is granted under the Plan.

Option shall mean the right to acquire a Stock of the Company as specified in the Grant Notice.

Parent shall mean any Company (other than the Company) in an unbroken chain of corporations ending with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of the determination, equity possessing fifty percent (50o) or more of the total combined voting power of all classes of equity in one of the other corporations in such chain.

Plan shall mean the Company's Employee Incentive Plan, as set forth in this document.

Plan Administrator shall mean a person designated by the Board of Directors, acting within the guidelines set by the Board of Directors.

Service shall mean the provision of services to the Company (or any Parent or Subsidiary) by a person in the capacity of an Employee or a member of the board of directors or a consultant.

Share Capital shall mean the entire equity of the Company.

Shareholders' Agreement shall mean the agreement or agreements between shareholders of the Company who represent at least 50 o of the voting power of all Shares.

Subsidiary shall mean any Company (other than the Company) in an unbroken chain of Companies beginning with the Company, provided each Company (other than the last Company) in the unbroken chain owns, at the time of the determination, equity possessing fifty percent (50%) or more of the total combined voting power of all classes of equity in one of the other Companies in such chain.

Stock shall mean the registered ordinary Shares (Stammaktien) of the Company of CHF 5.– each. Such ordinary Shares are not entitled to receive any proceeds obtained in liquidation or a sale of business up to the amount paid by Preferred Shareholders.

C.	Administration of the Plan

1.               The Plan shall be administered by a Plan Administrator (one or several persons) elected by the Board of Directors of the Company. The Plan Administrator shall act within the guidelines set by the Board.

2.               The Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any option or shares issued hereunder.

3.               The Company shall fulfil, the reporting and other obligations set forth by the applicable Federal, Cantonal and communal tax codes.

D.	ELIGIBILITY

1.               The persons eligible to obtain rights to acquire options under the Plan are as follows:

a)	Employees and Consultants of the Company and of its Subsidiaries; and

b)	Members of the Board of Directors of the Company or any Subsidiary,

2.	The Plan Administrator shall have full authority to determine

-	which eligible persons are to receive rights to acquire options under the Plan,

-	the time or times when such option grants are to be made,

-	the number of shares covered by each such grant,

-	the time or times at which each option is to become exercisable,

-	the restriction to exercise applicable to the options,

-	the maximum term for which the option is to remain outstanding.

E.	Equity subject to the Plan

1.               Options granted under this Plan enable the Optionee to acquire the numbers of Stock listed in the Grant Notice. The maximum number of Stocks, which may be issued, shall be determined by the Board of Directors.

2.               Stocks subject to outstanding options shall be available for subsequent issuance under the Plan to the extent (i) the Options expire or terminate for any reason prior to exercise or (ii) the Options are cancelled. Each Stock issued under the Plan, shall reduce the number of Stocks available for subsequent issuance under the Plan.

3.               Should any change be made to the Share Capital by reason of any share split, share dividend, recapitalisation, combination of shares, exchange of shares or other changes affecting the outstanding Share Capital without the Company's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan and (ii) the number and/or class of securities and the exercise price per Stock in effect under each outstanding option in order to prevent the dilution or enlargement of benefits hereunder.

II.	OPTION TERMS

A.	Documentation

Each Option shall be evidenced by one or more documents in the form proposed by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Option shall, in addition, be subject to the provisions of this Plan

B.	Price

1.               Options are granted for free unless the Grant Notice specifies otherwise. A sale price shall not exceed the Fair Market Value on the Grant Date.

2.               The exercise price shall be fixed by the Plan Administrator. The exercise price becomes immediately due upon exercise of the option, and shall be payable to the Company. The Plan Administrator may provide for alternative payment arrangements.

C.	Exercise and Term of Options

Each Option shall be exercisable at such time or times, during such period and for such number of Stocks as shall be determined by the Plan Administrator and set forth in the Grant Notice. However, no option shall have a term in excess of the Expiration Date. The Plan Administrator may in his discretion accept an Exercise Notice as valid if received within a two month grace period after the Expiration Date.

D.	Effect of Termination of Service.

1.               The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service:

a)	Should the Optionee's Service be terminated for Cause, then all outstanding Options, held by the Optionee shall terminate immediately and cease to be outstanding.

b)	Any option exercisable by the Optionee at the time of death may be exercised subsequently for one year after the time of death by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to.

E.	Shareholder Rights

The holder of an option shall have no stockholder rights with respect to the Stocks subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased Stock.

F.	First Refusal Rights

Until such time as the equity Capital of the Company shall be freely tradable on a public market, the Company or subsequently the Company's shareholders shall have the right of first refusal with respect to any proposed disposition by the Optionee (or any successor in interest) of any shares of Stock issued under the Plan. Such right of first refusal shall be exercisable in accordance with the terms established in the Company's Shareholders' Agreement, adhesion to which shall form a condition to the exercise of Options by Optionees.

G.	Transferability of Options

Options that are not exercisable may not be transferred. The assignment or otherwise transfer of exercisable Options shall be governed by the same rights and restrictions as apply to the Common Shares. The assigned or otherwise transferred portion may only be exercised by the person or persons who acquire a proprietary interest in the Option.

H.	Withholding

The Company's obligation to deliver Stock upon the exercise of any Options granted under the Plan shall be subject to the satisfaction of all income and employment tax withholding requirements. Applicable income taxes and social security contributions at grant or delivery shall be assessed and borne by the Optionee.

III.	CANCELLATION OF OPTIONS

The Plan Administrator shall have the authority to effect, at any time and from time to time, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefore new options covering the same or different number of Stocks but with an exercise price per Stock based on the Fair Market Value on the new option grant date. The provisions of Section III remain reserved. The Plan Administrator shall also have the authority to cancel the Options in case of a transfer of the majority of shares of the Company in exchange of payment of the value of the cancelled options calculated on the Fair Market Value of the Stock at that time and assuming a volatility of 25%,

IV.	MISCELLANEOUS

A.	Payment and Financing

If possible, the Plan Administrator will permit the Optionee to pay the option exercise price by alternative methods, e.g. a cash-less exercise by payment of stock. An Optionee is not entitled to such alternative payment method.

The Plan Administrator may permit any Optionee to pay the option exercise price by delivering a promissory note payable in one or more instalments. The terms of any such promissory note (including the interest rate and the terms of repayment) shall be established by the Plan Administrator in its sole discretion. Promissory notes may be authorised with or without security or collateral. In all events, the maximum credit available to the Optionee may not exceed the aggregate option exercise price payable for the purchased shares.

B.	Amendment of the Plan

The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. No such amendment or modification shall, without the consent of the concerned Optionee, adversely affect his rights and obligations under the outstanding options.

C.	Use of Proceeds

Any cash proceeds received by the Company from the sale of options and/or the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

D.	Regulatory Approvals

The implementation of the Plan, the granting of any option under the Plan and the issuance of any Stocks upon the exercise of any option shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Options granted under it and the Stocks issued pursuant to it.

E.	No Employment or Service Rights

Nothing in the Plan shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Optionee) or of the Optionee, which rights are hereby expressly reserved by each, to terminate the Optionee's Service at any time for any reason, with or without cause.

F.	Foreign Law Provisions

Additional or different provisions for individual non-Swiss Subsidiaries may be incorporated in one or more Addenda to the Plan. Such Addenda shall have full force and effect with respect to the Subsidiaries to which they apply. In the event of a conflict between the provisions of such an Addendum and one or more other provisions of the Plan, the provisions of the Addendum shall be prevailing.